WHO'S YOUR DADDY, INC. (OTC:BB: WYDY)
COMPLETES ACQUISITION OF PHARB.

Jun 16, 2005

SAN DIEGO--(BUSINESS WIRE)--June 16, 2005—Who’s Your Daddy (OTC:BB:WYDY) hereby announces that it has completed the acquisition of 100% of PHARB UNIVERSITY BRAND INC ( PHARB) which includes its FDA Approved Over The Counter Product, "The Ultimate Hangover Relief" Medicine.

As of December 31, 2004, the sales of "The Ultimate Hangover Relief" Medicine generated $12,429,000 in gross revenues and gross profits of $9,195,000.

Edon Moyal , CEO of Who’s Your Daddy stated “ we are very pleased to be able to add revenues in excess of $12,000,000 to the books of Who’s Your Daddy, especially with gross profit of over $9,000,000. The numerous retail chains currently distributing the PHARB Hangover Remedy will serve as a built-in distribution system. The current PHARB distribution system includes over 55,000 locations. This is a built in outlet for Who’s Your Daddy products, which we believe will be a perfect fit into the limited spacing available on shelves in retail stores across the country. A good example of this would be Who’s Your Daddy’s energy drink the “King of Energy”.”

About Who's Your Daddy, Inc.

Who's Your Daddy, Inc. is a publicly traded licensing company which designs and licenses a variety of products centered around the trademark-protected brand, 'Who's Your Daddy.' Who's Your Daddy, Inc. holds licensing rights to the name Who's Your Daddy for over 300 products in the US, Europe, Canada, Australia, and Japan. The 'Who's Your Daddy' range of product offerings are designed to appeal to young men, women and sports fans who strive for "style with authority". Who's Your Daddy, Inc is traded under the WYDY stock symbol.

This material includes forward-looking statements based on management's Current reasonable business expectations. In this document, the words "can," "anticipates," and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. The material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future.

For More Information Contact:
Kelly Urban
The Ardell Group
858.792.2940
kurbanpr@yahoo.com